As filed with the Securities and Exchange Commission on April 1, 2022

Registration Statement No. 333-261869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

ON FORM S-8, TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST MERCHANTS CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA	6712	35-1544218
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Level One Bancorp, Inc. 2007 Stock Option Plan

(Full title of the plan)

Mark K. Hardwick

Chief Executive Officer

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

With copies to:

Jeremy E. Hill

Bradley C. Arnett

Dentons Bingham Greenebaum LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204

(317) 635-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

First Merchants Corporation (“First Merchants” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-261869) filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2021, as amended by Amendment No. 1 filed with the Commission on January 10, 2022 (the “Form S-4”), which was declared effective at 4:00 pm Eastern Time on January 13, 2022, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).

First Merchants filed the Form S-4 in connection with the merger contemplated by that certain Agreement and Plan of Merger, dated as of November 4, 2021 (the “Merger Agreement”), by and between First Merchants and Level One Bancorp, Inc. (“Level One”), pursuant to which, on April 1, 2022, Level One and First Merchants merged with First Merchants as the surviving company (the “Merger”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), certain outstanding options to acquire Level One common stock (collectively, the “Level One Options”) granted and outstanding under the Level One Bancorp, Inc. 2007 Stock Option Plan as amended and restated April 15, 2015 and also amended on August 29, 2017 (collectively, the “2007 Option Plan”) were converted into corresponding awards with respect to shares of First Merchants’s common stock, no par value (“Common Stock”). The number of shares and exercise price of each converted First Merchants option corresponding to a Level One option were adjusted pursuant to the terms of the Merger Agreement.

This Registration Statement is being filed for the purpose of registering, under the Securities Act, 139,523 shares of Common Stock issuable following the Merger upon the exercise of the converted Level One Options originally granted under the 2007 Option Plan. Such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Part I to be contained in this Item is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8. A document containing the information specified in Part I will be sent or given to participants in each of the employee beneifit plans described herein as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Each such document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by Part I to be contained in this Item is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any portion of a Current Report on Form 8-K “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein, or any other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 1, 2022 (the “Annual Report”);

(b)	the Registrant’s Current Reports on Form 8-K filed on February 8, 2022, February 9, 2022, February 24, 2022, March 22, 2022, March 24, 2022 and April 1, 2022;

(c)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(d)	the description of the Registrant’s Common Stock set forth in the Form S-4, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that the Registrant is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the Commission.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Registrant is an Indiana corporation. The Indiana Business Corporation Law permits a corporation to indemnify directors and officers against liabilities asserted against or incurred by them while serving as such or while serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the corporation’s best interests and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The Registrant’s Articles of Incorporation and Bylaws provide that the Registrant will indemnify any person satisfying the standard of conduct outlined above as determined by (a) the the Registrant’s Board of Directors acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding; or (b) independent legal counsel chosen by the Registrant.

In addition, the Indiana Business Corporation Law requires a corporation, unless limited by its articles of incorporation, to indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding in which the director or officer was a party because the director or officer was serving the corporation in such capacity against reasonable expenses incurred in connection with the proceeding. The Registrant’s Articles of Incorporation do not contain any provision limiting such indemnification.

The Indiana Business Corporation Law also permits the Registrant to purchase and maintain on behalf of its directors and officers insurance against liabilities asserted against or incurred by an individual in such capacity, whether or not the Registrant otherwise has the power to indemnify the individual against the same liability under the Indiana Business Corporation Law. Under a directors’ and officers’ liability insurance policy, directors and officers of the Registrant are insured against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A) and (B) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-4 on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana, on April 1, 2022.

FIRST MERCHANTS CORPORATION

By:	/s/ Mark K. Hardwick
Mark K. Hardwick, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 1st day of April, 2022 by the following persons in the capacities indicated.

/s/ Mark K. Hardwick Mark K. Hardwick	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michele M. Kawiecki Michele M. Kawiecki	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Charles E. Schalliol	Chairman of the Board and Director

* Michael R. Becher	Director

* Susan W. Brooks	Director

* Michael J. Fisher	Director

* F. Howard Halderman	Director

* William L. Hoy	Director

* Clark C. Kellogg	Director

* Gary J. Lehman	Director

* Michael C. Rechin	Director

* Patrick A. Sherman	Director

* Jean L. Wojtowicz	Director

* By:	/s/ Mark K. Hardwick
Mark K. Hardwick
Attorney-in-fact
April 1, 2022

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:

Exhibit No.	Description of Exhibit

3.1	First Merchants Corporation Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of Form 8-K filed on March 24, 2022)

3.2	Bylaws of First Merchants Corporation, as amended (incorporated by reference to Exhibit 3.2 of First Merchants’ Form 10-K filed on March 1, 2017)

4.1	First Merchants Corporation Amended and Restated Declaration of Trust of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.1 of First Merchants’ Form 8-K filed on July 3, 2007)

4.2	Indenture of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.2 of First Merchants’ Form 8-K filed on July 3, 2007)

4.3	Guarantee Agreement of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.3 of First Merchants’ Form 8-K filed on July 3, 2007)

4.4	Form of Capital Securities Certificate of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.4 of First Merchants’ Form 8-K filed on July 3, 2007)

4.5	First Merchants Corporation Dividend Reinvestment and Stock Purchase Plan (incorporated by reference to First Merchants’ Prospectus included with First Merchants’ Form S-3ASR on March 15, 2022 – SEC No. 333-263584)

4.6	Upon request, the registrant agrees to furnish supplementally to the Commission a copy of the instruments defining the rights of holders of its (a) 5.00% Fixed-to-Floating Rate Senior Notes due 2028 in the aggregate principal amount of $5 million and (b) 6.75% Fixed-to-Floating Rate Subordinated Notes due 2028 in aggregate principal amount of $65 million

4.7	Description of Assumed Junior Subordinated Debt Securities of Independent Alliance Banks, Inc. and Agreement to Furnish Copies of Related Instruments and Documents (incorporated by reference to Form 10-Q filed on November 9, 2017)

4.8	Description of the First Merchants’ Securities Registered under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to registrant’s Form 10-K filed on February 28, 2020)

4.9	Deposit Agreement, as amended, among First Merchants Corporation, Broadridge Corporate Issuer Solutions, Inc., as depositary, and holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Form 8-A filed by First Merchants Corporation on March 30, 2022)

4.10	Form of Depositary Receipt (incorporated by reference to Exhibit 4.1 to the Form 8-A filed by First Merchants Corporation on March 30, 2022)

4.11	Level One Bancorp, Inc. 2007 Stock Option Plan as amended and restated April 15, 2015 (incorporated by reference to Exhibit 10.5 to Level One Bancorp, Inc.’s registration statement on Form S-1 (File no. 333-223866) filed March 23, 2018)

4.12	Amendment to the Level One Bancorp, Inc. 2007 Stock Option Plan, dated August 29, 2017 (incorporated by reference to Exhibit 10.6 to Level One Bancorp, Inc.’s registration statement on Form S-1 (File no. 333-223866) filed March 23, 2018)

5.1	Opinion of Dentons Bingham Greenebaum LLP as to legality

23.1	Consent of BKD, LLP (with respect to First Merchants Corporation)

23.2	Consent of Plante & Moran, PLLC (with respect to Level One Bancorp, Inc.)

23.3	Consent of Dentons Bingham Greenebaum LLP (legality) (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed as Exhibit 24.1 to the Registration Statement on Form S-4 (File no. 333-261869) filed on December 23, 2021 included on the signature page with respect to certain directors and officers)